SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CAMELOT ENTERTAINMENT GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	52-2195605
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

2020 Main Street, Suite 990
Irvine, CA  92614

(Address of Principal Executive Offices, including ZIP Code)

2007 Stock Option Plan

(Full title of the plan)

Christopher P. Flannery, Esq.
Astor Weiss Kaplan & Mandel, LLP
The Bellvue
200 South Broad Street
Philadelphia, PA 19102

(Name and address of agent for service)

(215) 790-0100

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of plan to be registered (1)	Amount to be Registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
2007 Stock Option Plan	20,000,000	$0.003	$60,000	$1.84
Totals	20,000,000		$60,000	$1.84

(1) This registration statement dated October 19, 2007 covers the common stock issuable upon the exercise of options issued under the 2007 Stock Option Plan of the registrant.

(2) This registration statement shall also cover an indeterminable number of additional shares of common stock which may become issued under the amended 2007 Stock Option Plan by reason of any stock dividend, stock split, re-capitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding shares of common stock.

(3) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average price of the common stock reported on the OTC Bulletin Board for the week ending October 19, 2007, a date within five business days prior to the filing of this registration statement.

PROSPECTUS

CAMELOT ENTERTAINMENT GROUP, INC.

20,000,000 Shares Of Common Stock

This prospectus relates to the offer and sale of up to 20,000,000 shares of common stock of Camelot Entertainment Group, Inc., a Delaware corporation (the "Company"), issuable upon the exercise of options issued to employees, advisors and consultants (collectively the "Optionees") pursuant to the 2007 Stock Option Plan (the "Stock Option Plan") that has been approved by the board of directors of the Company.

The common stock is not subject to any restriction on transferability, except with respect to resale restrictions applicable to shares of our common stock that are delivered to Optionees that are deemed to be our affiliates.  Recipients of shares other than persons who are "affiliates" of Company within the meaning of the Securities Act of 1933, as amended (the "Securities Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale.  An affiliate is summarily, any director, executive officer or controlling stockholder of the Company or any one of its subsidiaries.  An affiliate of the Company is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  If an Optionee who is not now an affiliate becomes an affiliate in the future, he/she would then be subject to Section 16(b) of the Exchange Act.  The common stock is traded on the OTC Bulletin Board under the symbol "CMEG."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 19, 2007

This prospectus is part of a registration statement which was filed and became effective under the Securities Act, and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act.  The statements in this prospectus as to the contents of any contracts or other documents filed as an exhibit to either the registration statement or other filings by the Company with the Commission are qualified in their entirety by the reference thereto.

A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Robert Atwell, Chairman of the Board, 2020 Main Street, Suite 990, Irvine, California 92614. The Company's telephone number is (949) 777-1090.

The Company is subject to the reporting requirements of the Exchange Act and files reports and other information with the Commission.  These reports, as well as proxy statements, information statements and other information filed by the Company under the Exchange Act, may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, NE, Washington, 20549.

No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of the Company since the date hereof.

PART 1
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. STOCK OPTION PLAN INFORMATION.

THE COMPANY

The Company has its principal executive offices at 2020 Main Street, Suite 990, Irvine, California  92614. The Company's telephone number is (949) 777-1090.

PURPOSE

The Company will issue common stock to Optionees upon the exercise of options held by those Optionees, which options were granted pursuant to the Stock Option Plan, which has been approved by the Board of Directors and stockholders of the Company.  The Stock Option Plan is intended to provide a method whereby the Company may be stimulated by the ongoing commitment, personal involvement and dedication of our Employees, Advisors and Consultants in our future prosperity, thereby advancing the interests of the Company, and all of our stockholders.  A copy of the Stock Option Plan has been filed as an exhibit to this registration statement.

COMMON STOCK

The Company’s Board of Directors has authorized the issuance of up to 20,000,000 shares of the common stock to the persons holding options covered by the amended Stock Option Plan upon effectiveness of this registration statement.

OPTIONEES

The Company relies on employees and a variety of outside or independent consultants for a variety of services from time to time. In exchange for consulting services that benefit us, we intend to compensate them for their services under the terms of the Stock Option Plan by delivering options for the purchase of our common stock to them in lieu of cash compensation.

NO RESTRICTIONS ON TRANSFER

The Optionees will become the record and beneficial owners of the shares of common stock upon the exercise of options and will be entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Not Applicable.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by the Company are incorporated herein by reference:

(a) The Company's latest Annual Report on Form 10-KSB for the year ended December 31, 2006, as well as the Company's quarterly report filed on Form 10-QSB for the period ended June 30, 2007;

(b) The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the fiscal year ended December 31, 2006;

(c) All other documents filed by the Company after the date of this amended registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable

ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits indemnification of a corporation’s officers and directors under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

Article VII, Section I of our Bylaws provides that we will indemnify our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was our director or officer (or was serving at our request as a director or officer of another corporation) shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us as authorized by the relevant section of the Delaware General Corporation Law.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article VIII of our Amended and Restated Certificate of Incorporation provides that our directors shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law or (d) for any transaction from which the director derived any improper personal benefit.

ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS. - continued

We have entered into indemnification agreements with our directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. The indemnification agreements provide for us to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to us a statement or statements that reasonably evidence(s) such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

We have purchased directors’ and officers’ liability insurance.

The foregoing indemnification provisions are broad enough to encompass certain liabilities of directors and officers of Company under the Securities Act of 1933.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES OCCURRING PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT OF 1933 MAY BE PERMITTED AS TO DIRECTORS, OFFICERS, OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THAT ACT AND, THEREFORE, IS UNENFORCEABLE.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

(a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation SB and are specifically incorporated herein by this reference:

Exhibit No.	Title

4.1	2007 Stock Option Plan

5.1	Legal opinion of Astor Weiss Kaplan & Mandel, LLP.

23.1	Consent of Astor Weiss Kaplan & Mandel, LLP (Incorporated by Reference in Exhibit 5.1)

23.2	Consent of Independent Certified Public Accountant

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

(iii)
include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in Irvine, California on this 19th day of October, 2007.

CAMELOT ENTERTAINMENT GROUP, INC.
(Registrant)

/s/ Robert Atwell

Robert Atwell
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURES	TITLE	DATE

Robert Atwell	Principal Executive Officer	October 19, 2007
George Jackson	Principal Financial Officer	October 19, 2007
Principal Accounting Officer
Director